Filed pursuant to Rule 424(b)(3)
Registration No. 333-137093
PROSPECTUS SUPPLEMENT NO. 3 DATED FEBRUARY 6, 2007
(to prospectus dated December 22, 2006)
VECTOR GROUP LTD.
3 7/8% Variable Interest Senior Convertible Debentures due June 15, 2026
and
Common Stock Issuable upon Conversion of the Debentures

     This prospectus supplement supplements the prospectus dated December 22, 2006 of Vector Group Ltd. relating to the sale by certain of our securityholders (and their transferees, pledgees, donees and successors) of our 3 7/8% Variable Interest Senior Convertible Debentures due June 15, 2026 and the common stock issuable upon conversion of the debentures. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supercedes the information contained in the prospectus.
     The table of selling securityholders contained on pages 65 to 70 of the prospectus is hereby amended to add the following additional selling securityholders.

				Number of Shares
			Number of Shares of	of Common Stock
	Principal Amount		Common Stock	that May Be Sold	Number of Shares of
	of Debentures	Percentage of	Beneficially Owned	Pursuant To This	Common Stock	Percentage of
	Beneficially Owned	Debentures	Before This	To This	Beneficially Owned	Common Stock
Name	that May Be Sold	Outstanding	Offering	Prospectus(1)	After this Offering	Outstanding (2)
Harvest Capital, L.P. (3)	$608,901	*	14,258	29,732	14,258	*

Harvest Master Enhanced, Ltd. (3)	$1,057,037	*	75,684	51,614	75,684	*

Harvest Offshore Investors Ltd. (3)	$1,217,062	*	28,174	59,427	28,174	*

*	Less than 1%.

(1)	Assumes conversion of all of the securityholders’ debentures at a conversion price of $20.48 per share of common stock. The conversion price is subject to adjustment as described under “Description of Debentures-Conversion Rights” and, as a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act using shares of common stock outstanding as of February 5, 2007. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular securityholder’s debentures. We did not assume, however, the conversion of any other securityholder’s debentures.

(3)	Marjorie G. Kellner exercises voting and dispositive power over these securities. Harvest Capital, L.P. also beneficially owns $292,000 principal amount of the debentures, convertible into 14,258 shares of our common stock. Harvest Master Enhanced, Ltd. also beneficially owns $1,550,000 principal amount of the debentures, convertible into 75,684 shares of our common stock. Harvest Offshore Investors Ltd. also beneficially owns $577,000 principal amount of the debentures, convertible into 28,174 shares of our common stock.

     Investing in the debentures and our common stock involves risks, which are described under “Risk Factors” beginning on page 13 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is February 6, 2007.